UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

Osteotech, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-19278	13-3357370
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 James Way, Eatontown, New Jersey	07724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 542-2800

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The 2010 Annual Meeting of Stockholders of Osteotech, Inc. (the “Company”) has been scheduled for 9:00 a.m. local time on August 23, 2010 at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 (the “2010 Annual Meeting”). Pursuant to the Company’s Fifth Amended and Restated Bylaws, because the above–mentioned date of the 2010 Annual Meeting represents a change of less than seventy (70) days from the anniversary of the Company’s 2009 Annual Meeting of Stockholders, the Company is not required to set a new deadline for the receipt of stockholder proposals.  In order to be considered timely, such proposals must have been received by the Company’s Secretary no later than 5:00 p.m. eastern standard time on March 22, 2010.

The date of the 2010 Annual Meeting was chosen partly to allow management, the distribution teams and the rest of the Osteotech organization to focus on the continued launch efforts for the Company’s new biologic portfolio which includes MagniFuse® Bone Graft, Plexur M® Innovative Grafting and FacetLinxTM Fusion Technology. The national launch of Plexur M commenced during the second half of March 2010 while the national launch for MagniFuse commenced in April 2010. These two national launches mark very critical phases in the introduction of these new and innovative biologics and require management’s full attention. The Company believes that scheduling the 2010 Annual Meeting for late summer will give management the time it needs to focus on these efforts and all of our stakeholders a better chance to assess the impact of our new initiatives prior to the meeting, particularly in light of the proposed competing proxy solicitation initiated in March of this year.

Stockholders of record at the close of business on June 28, 2010 (the “Record Date”) will be entitled to vote their shares of common stock that they held on the Record Date at the 2010 Annual Meeting.  Each outstanding share of common stock entitles the holder to cast one vote on each matter to be voted upon.  The Company expects to mail its annual report, proxy statement and proxy card to stockholders of record on or about July 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEOTECH, INC.

By:	/s/ Mark H. Burroughs

Mark H. Burroughs Executive Vice President

Date: April 30, 2010